                                                                Exhibit 99.B(10)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 13 to the Registration Statement of Separate Account KG of Allmerica Financial Life Insurance and Annuity Company on Form N-4 of our report dated February 24, 2005, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated April 4, 2005, relating to the financial statements of Separate Account KG of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 22, 2005